Exhibit 10.3

June 10, 2013

Douglas J. Suttles

XXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXX

Dear Doug:

On behalf of Encana Corporation ("Encana") we are pleased to offer you employment with Encana, and appointment as President & Chief Executive Officer, based in Calgary, and reporting to Encana's Board of Directors (the "Board"). In addition to your appointment as President & Chief Executive Officer of Encana, you agree to the anticipated appointment as a director and officer of Encana or any of Encana's affiliates for no additional remuneration.

Start Date

Your employment with Encana will commence shortly following obtaining all necessary approvals to work in Canada and we expect that start date to be June 10, 2013. For the purpose of this letter we will refer to your start date within Encana as the "Start Date".

Compensation and Benefits

All compensation items in this offer letter are in Canadian dollars, and will be less required withholdings. Your annual base salary, annual allowance, and cash bonus will be paid in accordance with Encana's usual payroll practices. In addition, your annual base salary, performance, and other compensation items will be reviewed annually by the Board, commencing in 2014.

Encana offers you the following compensation package:

1.	Your annual base salary will be $1,000,000 paid semi-monthly. Your annual base salary, as adjusted from time to time, shall be referred to as the "Annual Salary".

2.	You will receive an annual allowance of $36,000 (the "Annual Allowance"), paid semi monthly.

3.

You are eligible for Company provided parking in an assigned stall in THE BOW with an associated taxable benefit of $595 per month for 2013. Alternately, you may elect a taxable cash allowance of $490 per month.

4.

You will participate in Encana's annual High Performance Results Program ("HPR"), with an annual target of 125% of your Annual Salary. The payment and amount of your HPR award will be determined by the Board, based on its assessment of your achievement with respect to individual performance and Encana performance targets, and such award being subject to Board discretion. As a participant in the HPR program, you have the potential to receive from zero to

Encana Corporation

500 Centre Street SE PO Box 2850 Calgary AB T2P 2S5 CANADA 403.645.2000 encana.com

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two (2) times your HPR target. Your HPR award for 2013 will be prorated to reflect the portion of 2013 worked from the Start Date to year end.

5.

You are eligible to participate in Encana's Long-Term Incentive Program ("LTI") which is granted annually, normally in February. Encana provides a portfolio approach and upon your starting with Encana you will receive an LTI award with an expected value of $6,000,000, which is not prorated. The grant will be as follows:

(a)

You will receive a grant of stock options with attached tandem stock appreciation rights ("Options") with a Black Scholes value of $1,500,000. These Options will vest in increments of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date and the remaining 40% will vest on the third anniversary of the grant date. You must be actively employed at the time of vesting to exercise your Options. This grant is subject to the terms of the Employee Stock Option Plan and your acceptance of the terms of the Grant Agreement. Given that a trading blackout for Encana has been implemented with respect to those having knowledge of your anticipated employment, the grant will be effective on the second Toronto Stock Exchange ("TSX") trading day immediately following the end of the blackout, and will be based on the closing price per common share on the TSX on the first trading day following the end of the blackout. The grant date is anticipated to be June 13, 2013.

(b)

You will receive a grant of Performance Share Units ("PSUs") with a grant date value of $3,000,000. A PSU is a conditional grant to receive a cash payment, following the fulfillment of a time-based and a performance-based restriction. The PSU grant will cliff vest on the third anniversary of the grant date (the "PSU Vesting Date"). The performance criteria for vesting of PSUs granted shall be Encana's Total Shareholder Return relative to that of the PSU Performance Peer Group as measured over the Performance Period. Dividends accumulate on the PSUs earned during the performance period. You must be actively employed on the PSU Vesting Date to receive the value of any vested PSUs. This PSU grant is subject to the terms of the PSU Plan and your acceptance of the terms of the PSU Grant Agreement. Given the aforementioned trading blackout, the grant will be effective on the second TSX trading day immediately following the end of the blackout, and will be based on the closing price per common share on the TSX on the first trading day following the end of the blackout. The grant date is anticipated to be June 13, 2013.

(c)

You will receive a grant of Restricted Share Units ("RSUs") with a grant date value of $1,500,000. An RSU is a conditional grant to receive Encana common shares or the cash equivalent (as determined by Encana in its discretion), following fulfillment of a time-based restriction. The RSU grant will vest 100% on the third anniversary of the grant date (the "RSU Vesting Date") and will accrue dividends on a quarterly basis. You must be actively employed on the RSU Vesting Date to receive the value of any vested RSUs. This RSU grant is subject to the terms of the RSU Plan and your

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acceptance of the terms of the RSU Grant Agreement. Given the aforementioned trading blackout, the grant will be effective on the second TSX trading day following the end of such blackout and will be based on the closing price per common share on the TSX on the first trading day following the end of the blackout. The grant date is anticipated to be June 13, 2013.

6.	In addition, you will receive a one-time LTI award with an expected value of $5,250,000 as follows:

(a)	You will receive a grant of options with a Black Scholes value of $2,625,000 and with a five (5) year term. The options will vest as follows:

(i)

100% of these options shall cliff vest on the fourth (4th) anniversary of the Start Date if the price of Encana common shares has increased by 30% over the closing price of Encana common shares on the TSX on the grant date ("Start Date Value"). Given the aforementioned trading blackout, the grant will be effective on the second TSX trading day following the end of such blackout, and will be based on the closing price per common share on the TSX on the first trading day following the end of the blackout. In determining whether such increased share price threshold has been achieved, the closing price of Encana common shares on the TSX for the thirty (30) trading days immediately prior to the fourth (4th) anniversary of the Start Date must be at least 30% greater than the Start Date Value; or

(ii)

50% of these options shall vest on the second (2nd) anniversary of Start Date if the increase in the price of Encana common shares (calculated as per paragraph (a) above) is achieved during the thirty (30) trading days immediately prior to the second (2nd) anniversary of the Start Date. In such circumstances, and subject to continued employment, the remaining 50% of these options shall vest on the fourth (4th) anniversary of the Start Date if the increase in the price of Encana common shares (calculated as per paragraph (a) above) is achieved during the thirty (30) trading days immediately prior to the fourth (4th) anniversary of the Start Date.

The grand date is anticipated to be June 13, 2013.

(b)	You will receive a PSU grant with an expected value of $2,625,000. Terms of this PSU grant are identical to the terms described in 5(b) above.

7.

You will be provided with a one-time payment of $750,000 to assist with your relocation and to obtain housing. The payment is subject to full repayment by you upon your resignation or termination for Cause within two (2) years of Start Date.

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8.

Participation in Encana's comprehensive benefits program, which includes participation in Encana's Defined Contribution Pension Plan, flexible Benefits Plan and Investment Plan with employer match, all of which are described in the attached summary.

9.	As a senior executive with Encana you will be provided with:

(a)

Access to financial planning (in respect of the 2013 year Encana will reimburse you for financial planning/accounting/cross-border tax advice up to $25,000). For the years thereafter, you will need to fund any financial planning from the annual allowance provided to you by Encana.

(b)	An annual Comprehensive Medical Assessment (up to a maximum of $5, 000).

10.	Eleven (11) observed statutory holidays per calendar year.

11.

Vacation eligibility in accordance with Encana's vacation policy with a current eligibility of six (6) weeks per year and time off as described in the enclosed brochure. Actual vacation eligibility for 2013 will be pro-rated.

12.

You will be provided with a Corporate Membership in the Calgary Golf and Country Club. Encana will pay the annual membership fees and this is a taxable benefit to you. Fees include the Members Dues, Club Storage, Men's Lockers and Range Fees. Charges that will not be covered by Encana include food and beverages, family and guest green fees and other miscellaneous items. You are required to reimburse Encana for any personal expenses which may be charged to the monthly account. Spousal membership and dues will be at your cost.

Encana evaluates its compensation and benefits programs from time to time and therefore the terms of these programs, including those outlined above, are subject to change during the course of your employment.

Relocation Assistance

You are required to relocate to Calgary, Alberta for the position of President & Chief Executive Officer with Encana. Encana will provide you with temporary suitable accommodation (at Encana's cost) in Calgary until you find an appropriate residence. Encana will pay for the temporary suitable accommodation for a maximum of twelve (12) months after the Start Date. In addition, Encana will pay directly to service providers or reimburse you for all reasonable costs of relocation to Calgary including moving, storage, travel, home search and other relocation related activity. During the course of your employment with Encana, Encana will pay the cost of two (2) round trip business class flights per year for yourself and your family to visit the U.S.

Company Policies

As an Encana employee, and as President & Chief Executive Officer, you are required to abide by all of Encana's policies, including codes of conduct, share ownership guidelines, and anti-hedging policies.

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Non-Competition and Non-Solicitation

As an officer of Encana and a director and officer of our affiliates (Encana and our affiliates are collectively ("Encana")) you will occupy a position of trust and confidence and will maintain close working relationships with our customers, suppliers and employees. In consideration of this offer of employment and compensation referenced herein, you agree that during your employment with us and for one (1) year following the cessation of your employment (regardless of the reason for cessation), you will not, directly or indirectly, individually or in concert with or through any other person, own, manage, operate, control, be employed by, be a director of, work on behalf of, assist (financially or otherwise), provide consulting or any other services for, or be interested or connected in any manner with the ownership, management, operation, promotion or control of any person which is engaged in any related business which is the same as or similar to the business of Encana (a "Related Business") in the provinces of Alberta, British Columbia and Nova Scotia, and the states of Texas, Louisiana, Wyoming, and Colorado.

As a further term of this offer of employment, you agree that during your employment with us and for two (2) years following the cessation of your employment (regard less of the reason for cessation), you will not directly or indirectly solicit, induce or divert any customer, supplier or employee of Encana to terminate his or her employment or relationship with Encana, or influence or attempt to influence any of the customers or suppliers to transfer his, her or its business from Encana to any person or company engaged in a Related Business.

The parties acknowledge that that these provisions are reasonable and are required to protect Encana's business interests, and in the event that any provision is declared unenforceable or invalid that such portion(s) shall be severed from this offer and the remaining provisions shall remain in force and binding.

Indemnity Agreement

As an officer of Encana and as a director and officer of our affiliates, Encana will enter into our standard indemnity agreement with you, and you will have the protections afforded to other senior executives through our directors and officers insurance.

Termination of Employment

Encana wishes to provide certain protections to you if your employment is terminated without Cause ("Cause" is defined as anything that would constitute "just cause" for the summary dismissal of your employment at common law), or there is Good Reason ("Good Reason" is defined as a material adverse change in your employment terms following a Change of Control) and you elect to leave Encana as a result of the Good Reason. In such a circumstance, and subject to you resigning from all roles that you hold as an officer and director of Encana and its affiliates and signing a full and final release (in a form satisfactory to Encana), Encana will pay you in a lump sum a severance payment calculated as follows:

(a)	two (2) times your then Annual Salary;

(b)	two (2) times your then Annual Allowance;

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(c)	two (2) times Encana's annual cost of group benefits;

(d)

two (2) times (i) the average of the HPR awards paid to you over preceding years, not to exceed three (3) years, or (ii) if your employment is terminated prior to the first anniversary of your Start Date, then your target bonus.

You will enter into our standard change of control agreement which provides protection in the event of termination for Good Reason following a Change of Control. In the event you elect to leave for Good Reason following a Change of Control you would be paid the severance as if your employment had been terminated without Cause, and your one-time grant (pursuant to Sections 6(a) and (b) of this offer letter) of Options and PSUs will accelerate and vest at target performance. Any additional LTI grants (other than the initial grant) to you will vest and be treated in accordance with their respective plans.

In the event that a payment made hereunder would constitute an "excess parachute payment" that is subject to Section 280G of the Internal Revenue Code of 1986, as amended, such payment shall be reduced to the highest level such that the payment no longer constitutes an "excess parachute payment", and the amount of such reduction shall be forfeited. The determination of whether any payment under this offer letter or change of control agreement is an "excess parachute payment" shall be made by the Board in its sole discretion and in good faith.

Additional Terms and Conditions

In addition to the above, this offer is expressly subject to each of the conditions outlined below. Should these terms not be satisfied (such satisfaction to be determined by Encana) on or prior to the Start Date, this offer will be null and void and of no force and effect from its inception:

▪	You agree that in accepting this offer you must be, and remain, eligible to work in Canada throughout your employment.

▪	You agree to Encana obtaining satisfactory information regarding your work history and qualifications, including reference checks.

▪	Approval by Encana's Board of Directors of your appointment as President & Chief Executive Officer and as a director of Encana.

Please contact me directly to confirm your acceptance of this offer or if you have any questions. Your written acceptance of this offer must be received by Encana within five (5) business days of the date indicated on this letter. Should you choose to accept our offer, please sign and return the duplicate copy of this letter to XXXXXXXXXXXX, Vice-President, Human Resources in the enclosed envelope along with the enclosed forms. Please be reminded that the terms and conditions of this offer are confidential to you and are not to be disclosed.

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I look forward to your acceptance and believe that you will find your career at Encana both challenging and professionally rewarding.

Sincerely,

ENCANA CORPORATION

/s/ Clayton Woitas

Clayton Woitas

Interim President & Chief Executive Officer